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                                                                    Exhibit 5.01


                           H O P K I N S & S U T T E R
               (A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS)

         THREE FIRST NATIONAL PLAZA CHICAGO, IL 60602-4205 312-558-5600
                        FAX (312) 558-6538 (312) 558-6676
                         INTERNET HTTP://WWW.HOPSUT.COM

          WASHINGTON, D.C. OFFICE 888 SIXTEENTH STREET, N.W. 20006-4163
           DETROIT OFFICE 2800 LIVERNOIS SUITE 220 TROY, MI 43083-1220


                               November 15, 1999


American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106

         Re:  Form S-8 Registration Statement


Ladies and Gentlemen:

         We have acted as counsel for American Bio Medica Corporation (the "Company") in connection with the preparation of the Registration Statement on Form S-8, relating to the sale by the Company from time to time of up to (i) 1,000,000 Common Shares, par value $.01 per share (the "Shares"), issuable upon the exercise of stock options granted or to be granted pursuant to the Company's Fiscal 1998 Non-Statutory Stock Option Plan (the "1998 Stock Option Plan"); and
(ii) 1,000,000 Shares issuable upon the exercise of stock options granted or to be granted pursuant to the Company's Fiscal 2000 Non-Statutory Stock Option Plan (the "2000 Stock Option Plan").

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

         In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.


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         Based on the foregoing, we are of the opinion that such Shares have been duly authorized and, upon issuance, delivery, and payment therefore in accordance with the terms of the 1998 Stock Option Plan and the 2000 Stock Option Plan, will be validly issued, fully paid, and nonassessable.

         Our opinion expressed above is limited to the laws of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            HOPKINS & SUTTER

                                            By:  /s/ Michael J. Gamsky
                                                -----------------------
                                                 Michael J. Gamsky, a Partner